EXHIBIT 99.1

Contacts:

Media	Ryan Houck	904-357-9134

Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Announces Credit Agreement Amendment Providing

Extended Financial Covenant Relief and Additional Liquidity

Jacksonville, Fla. June 5, 2020 –Rayonier Advanced Materials Inc. (the “Company”) today announced that, in working with its lenders under its Senior Secured Credit Agreement, it has entered into an amendment (the “Amendment”) under which, among other changes, the lenders have agreed to relax the financial covenants through 2022. In addition, the Amendment provides additional liquidity to the Company by reducing the minimum availability the Company is required to maintain under its revolving credit facility. The Amendment added a 1 percent LIBOR floor and lenders were paid a customary fee as consideration for their consent to the Amendment.

“In light of the COVID-19 pandemic, it was prudent to obtain additional financial flexibility to ensure continued compliance with our covenants,” said Paul G. Boynton, President and Chief Executive Officer. “We believe we now have the runway to manage the business through these challenging conditions, enabling us to continue to service our customers and emerge a stronger and more profitable organization.”

About Rayonier Advanced Materials

Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,000 people and generates approximately $1.8 billion of revenues. More information is available at www.rayonieram.com.

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Certain important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, including those described under “Risk Factors” in Item 1A of such document, and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.